MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding is dated as of this 5th day of November, 2007, and is by and between Circuit Research Labs, Inc., an Arizona corporation ("CRL"), and Jayson Russell Brentlinger ("Russell").

1.

 On July 13, 2007, CRL entered into a Purchase Agreement (the "Purchase Agreement") with Harman Acquisition Corp. ("Harman") by which CRL agreed to purchase existing indebtedness from CRL to Harman, certain stock of CRL owned by Harman, and a promissory note from Charles Jayson Brentlinger ("Jay") that is secured by stock of CRL. The indebtedness is documented by a promissory note (the "Note") in the original principal amount of $3,227,530, and is secured by a Credit Agreement dated May 31, 2000, as amended and restated (the "Credit Agreement"). All interest on the Note was paid or forgiven as of July 13, 2007.

2.

 Harman required the Purchase Agreement to be closed by the end of the day July 13, 2007, or it would terminate and CRL would lose the opportunity to cause the Harman indebtedness to be paid off.

3.

 CRL management believed that it was in the best interests of CRL to have Harman no longer the dominant creditor of CRL and that it would be in the best interests of CRL to substitute Harman with a new creditor. The Board of Directors therefore authorized transfer of the rights of CRL under the Purchase Agreement to Russell, on condition that Russell would pay Harman in full under the Purchase Agreement and that Harman would thereafter not be a creditor or stockholder of CRL. The Board of Directors recognized that Jay is Russell's son and Jay abstained on the vote on the matter.

4.

 Russell thereafter funded timely the purchase under the Purchase Agreement. Harman sold and transferred to Russell, and Russell received, the original Note, an assignment of its rights in the Credit Agreement, the stock certificate representing 1,509,804 shares of common stock of CRL, the stock certificate representing 1,000 shares of common stock of CRL International, Inc., and the Promissory Note from Jay to Harman, together with the stock certificate securing that note.

5.

 CRL recognizes that Russell has succeeded to the interest of Harman as stockholder and creditor of CRL. Specifically, CRL acknowledges that it owes Russell the principal amount of the Note as of July 13, 2007 (approximately $2,300,000) plus interest on the Note at the rate stated therein (6.0 % per annum) from July 13, 2007, the date of transfer. CRL also acknowledges that Russell is the owner, free and clear of encumbrances, of 1,509,804 shares of CRL stock, and that the terms of the Credit Agreement remain in full force and effect to secure the Note.

6.

 CRL and Russell agree that the terms of the Note shall be amended so that no payments shall be due or payable until January 1, 2008, and all interest accruing on the Note between July 13, 2007 and December 31, 2007 shall be accumulated and added to the principal of the Note as of January 1, 2008. All future payments of principal and interest on the Note after January 1, 2008 shall be made in accordance with the terms of the Note.

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7. CRL is also indebted to Russell for previous loans documented by promissory notes in the approximate principal amounts of $475,000, $700,000, $120,000, and $500,000, for a-total of $1,795,000. The note for $120,000 was due on September 19, 2007 and the maturity date has been and is hereby extended to March 31, 2008. The remaining notes are not yet due. They will continue to be paid and to accrue interest in accordance with their terms.

DATED as of the date first above written.

CIRCUIT RESEARCH LABS, INC.

By /s/ C. Jayson Brentlinger

          C. Jayson Brentlinger, President

___/s/ Jayson Russell Brentlinger_____

           Jayson Russell Brentlinger

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